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                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

J.M. Peters Company, Inc.

     We consent to the inclusion in the J.M. Peters Company, Inc. and Subsidiaries annual report on Form 10-K of our reports dated February 24, 1995 on the financial statements of Ranchland Montilla Development, L.P., Ranchland Fairway Development, L.P., Ranchland Portola Development, L.P. and Ranchland Alicante Development, L.P. as of and for the years ended December 31, 1994 and 1993 and of our reports dated February 24, 1995 on the financial statements of J.M.P. Canyon Estates, L.P. and J.M.P. Harbor View L.P. as of December 31, 1994 and for the period July 27, 1994 (inception) through December 31, 1994 and for the period December 13, 1994 (inception) through December 31, 1994, respectively.

                                          Kenneth Leventhal & Company

Newport Beach, California
May 22, 1995